Exhibit 99.2

903 Calle Amanecer, Suite 100 San Clemente, CA 92673 (949) 369-4000

FOR IMMEDIATE RELEASE

For Additional Information:

Bryan Giglia

Director of Finance

Sunstone Hotel Investors, Inc.

(949) 369-4236

Sunstone Hotel Investors, Inc. Secures $200 Million Unsecured Credit Facility to Replace

Existing $150 Million Secured Credit Facility

San Clemente, Calif. (July 18, 2005) – Sunstone Hotel Investors, Inc. (NYSE: SHO) announced today that it has closed a four-year, $200 million unsecured revolving credit facility. This facility replaces the Company’s existing $150 secured revolving credit facility. The interest rate for the new unsecured facility is based on grid pricing with spreads over LIBOR 25 basis point lower than the prior facility. Subject to certain conditions, the facility may be extended for one-year and increased to $300 million.

The facility was led by Citicorp North America, Inc. and Wachovia Capital Markets, LLC as Joint Lead Arrangers and Joint Book Running Managers. Other lenders in the facility include Calyon, Keybank, Bank of America, Bear Stearns, Deutsche Bank, Merrill Lynch, and UBS AG.

“We are very pleased with the terms of this new facility. It provides us with greater financial flexibility, increased capacity and superior pricing, relative to the prior facility,” said Jon D. Kline, Executive Vice President and Chief Financial Officer.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a Southern California-based lodging real estate investment trust (REIT). Sunstone owns 63 hotels with an aggregate of 18,495 rooms primarily in the upper-upscale and upscale segments operated under franchises from nationally recognized brands such as Marriott, Hyatt, Hilton, Starwood and Fairmont.

# # #